Exhibit 5.2

September 4, 2014

Linn Energy, LLC

Linn Energy Finance Corp.

Ladies and Gentlemen:

We have acted as counsel to Linn Exploration Midcontinent, LLC (the “Oklahoma Guarantor”) in connection with the filing of Post-Effective Amendment No. 1 (the “Amendment”) to the registration statement on Form S-3 (No. 333-184647) (as amended, the “Registration Statement”) by Linn Energy, LLC, a Delaware limited liability company (the “Company”), Linn Energy Finance Corp., a Delaware corporation (“Finance Corp.” and, together with the Company, the “Issuers”), and the subsidiary guarantors listed in the Registration Statement, including the Oklahoma Guarantor (the “Subsidiary Guarantors”), on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). At your request, this opinion is being furnished to you for filing as Exhibit 5.2 to the Amendment.

You have provided us with a draft of the Amendment in the form in which it will be filed. The Amendment registers the offering and sale of guarantees (the “Guarantees”) by the Subsidiary Guarantors, including the Oklahoma Guarantor, of unsecured debt securities of the Company, in one or more series, consisting of notes, debentures, or other evidences of indebtedness, which may be co-issued by Finance Corp.

Documents Reviewed

We have reviewed the following documents:

(i)	Indenture dated May 13, 2011, by and among the Issuers, the guarantors named on the signature page thereof, and U.S. Bank National Association, as Trustee with respect to the Issuer’ 6.500% Senior Notes due 2019

(ii)	the form of the Company’s senior indenture filed as an exhibit to the Registration Statement;

(iii)	the Registration Statement and the prospectus contained therein (the “Prospectus”);

(iv)	Articles of Organization of the Oklahoma Guarantor as certified by the Oklahoma Secretary of State on August 20, 2014;

(v)	Operating Agreement of the Oklahoma Guarantor as certified by the Corporate Secretary of the Oklahoma Guarantor as of September 4, 2014;

(vi)	Written consent of the sole member of the Oklahoma Guarantor as certified by the Corporate Secretary of the Oklahoma Guarantor as of September 4, 2014; and

(vii)	Certificate regarding the good standing of the Oklahoma Guarantor issued by the Oklahoma Secretary of State on August 20, 2014.

Opinions

Based upon the foregoing, it is our opinion that:

1.	The Oklahoma Guarantor validly exists as a limited liability company in good standing in Oklahoma.

2.	The Oklahoma Guarantor has the requisite limited liability company power and authority to execute and deliver the Guarantees and to perform its obligations under the Guarantees.

3.	The execution and delivery by the Oklahoma Guarantor of the Guarantees and the performance by the Oklahoma Guarantor of its obligations under the Guarantees have been authorized by all requisite company action by the Oklahoma Guarantor.

Qualifications, Limitations, Assumptions, and Exceptions

The opinions in this letter are subject to the following qualifications, limitations, assumptions, and exceptions:

(a)    The opinion in 1 above is based solely on our review of the documents described in (iv) and (vii) above.

(b)    By “validly existing” in the opinion in 1 above we mean the Oklahoma Guarantor is a limited liability company as a result of a conversion under the Oklahoma Limited Liability Company Act.

(c)    We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies.

(d)    This opinion is based only on the laws of the State of Oklahoma. We express no opinion about the laws of any other state or jurisdiction.

(e)    We have not been involved in the preparation of any registration statement or in the negotiation, preparation, or execution of any indentures or any of the related agreements executed or delivered in connection therewith. We have been retained solely for the purpose of rendering certain opinions under Oklahoma law. This opinion letter is provided as a legal opinion only, effective as of the date of this letter, and not as representations or warranties of fact.

The qualifications, limitations, assumptions, and exceptions in this letter are material to the opinions expressed in this letter, and the inaccuracy of any assumptions could render these opinions inaccurate.

We have prepared this opinion letter in accordance with customary practice for the preparation and interpretation of opinions of this type. We have assumed, and your acceptance of this letter shall confirm, that you (alone or with your counsel) are familiar with this customary practice.

We consent to the filing of this opinion letter as an exhibit to the Amendment on or about the date hereof, to the incorporation by reference of this opinion letter into the Registration Statement, and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ McAfee & Taft A Professional Corporation

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